Filed Pursuant to Rule 433
Registration Statement No. 333-258249
Pricing Term Sheet

BRUNSWICK CORPORATION

Pricing Term Sheet

$450,000,000 4.400% Notes due 2032
$300,000,000 5.100% Notes due 2052

4.400% Notes due 2032
Issuer:	Brunswick Corporation
Security Type:	Senior Unsecured Notes
Format:	SEC Registered
Title:	4.400% Notes due 2032 (the “2032 Notes”)
Size:	$450,000,000
Maturity:	September 15, 2032
Coupon:	4.400%
Price to Public:	99.852% of face amount
Benchmark Treasury:	1.875% due February 15, 2032
Benchmark Treasury Price / Yield:	95-21+ / 2.368%
Spread to Benchmark Treasury:	+205 basis points
Yield to Maturity:	4.418%
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB
Pricing Date:	March 22, 2022
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2022
Settlement Date**:	T+5; March 29, 2022
Optional Redemption:
The 2032 Notes will be redeemable at the option of the Issuer, in whole or in part, at any time and from time to time prior to maturity.  If the Issuer elects to redeem the 2032 Notes (A) at any time prior to June 15, 2032, it will pay a redemption price equal to the greater of (i) 100% of the principal amount or (ii) a “make-whole” amount calculated at the applicable treasury rate plus 35 basis points, plus, in each case, any accrued and unpaid interest to, but not including, the redemption date, and (B) at any time on or after June 15, 2032, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

Day Count:	30 / 360
CUSIP / ISIN:	117043 AU3 / US117043AU39
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	Truist Securities, Inc. U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc. Citigroup Global Markets Inc.
Co-Managers:	BMO Capital Markets Corp. KBC Securities USA LLC

5.100% Notes due 2052
Issuer:	Brunswick Corporation
Security Type:	Senior Unsecured Notes
Format:	SEC Registered
Title:	5.100% Notes due 2052 (the “2052 Notes”)
Size:	$300,000,000
Maturity:	April 1, 2052
Coupon:	5.100%
Price to Public:	99.346% of face amount
Benchmark Treasury:	1.875% due November 15, 2051
Benchmark Treasury Price / Yield:	85-06+ / 2.593%
Spread to Benchmark Treasury:	+255 basis points
Yield to Maturity:	5.143%
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB
Pricing Date:	March 22, 2022
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2022
Settlement Date**:	T+5; March 29, 2022
Optional Redemption:
The 2052 Notes will be redeemable at the option of the Issuer, in whole or in part, at any time and from time to time prior to maturity.  If the Issuer elects to redeem the 2052 Notes (A) at any time prior to October 1, 2051, it will pay a redemption price equal to the greater of (i) 100% of the principal amount or (ii) a “make-whole” amount calculated at the applicable treasury rate plus 40 basis points, plus, in each case, any accrued and unpaid interest to, but not including, the redemption date, and (B) at any time on or after October 1, 2051, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

Day Count:	30 / 360
CUSIP / ISIN:	117043 AV1 / US117043AV12
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	Truist Securities, Inc. U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc. Citigroup Global Markets Inc.
Co-Managers:	BMO Capital Markets Corp. KBC Securities USA LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

** It is expected that delivery of the Notes will be made against payment therefor on or about March 29, 2022, which will be the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, BofA Securities, Inc. at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 645-3751.